EXHIBIT 99.1


                    DGI TO ACQUIRE LE MARS INSURANCE COMPANY


Ralph G. Spontak
Senior Vice President and Chief Financial Officer
Phone    (717) 426-1931
Fax      (717)426-7009

                                                          For Immediate Release


         MARIETTA, Pennsylvania, September 4, 2003 - Donegal Group Inc. (Nasdaq DGICA and DGICB) today reported that it had agreed to acquire all of the outstanding capital stock of an affiliated company, Le Mars Mutual Insurance Company of Iowa, following the conversion of Le Mars to a stock insurance company. The conversion, which is subject to approval by the policyholders of Le Mars and the Insurance Commissioner of the State of Iowa, is expected to be completed by the end of 2003. DGI will acquire the stock of Le Mars for $8.2 million. DGI also expects to make an additional capital contribution to Le Mars of approximately $4.0 million.

         Le Mars operates as a multiple line carrier in Iowa, Nebraska, Oklahoma and South Dakota. Personal lines coverages represent a majority of premiums written, with the balance coming from farmowners and mercantile and service businesses. Le Mars' largest line of business is private passenger automobile liability and physical damage; other principal lines include homeowners and commercial multi-peril. On a statutory basis as of July 31, 2003, Le Mars had total admitted assets of $37.3 million, and policyholders' surplus (exclusive of a $4.0 million surplus note held by DGI) of $7.2 million. For the year ended December 31, 2002 and the seven months ended July 31, 2003 on a statutory basis, Le Mars had earned premiums of $21.0 million and $10.3 million, respectively. Since June 2002, the Donegal Insurance Group has been assisting Le Mars in the restructuring of its insurance business for the purpose of restoring Le Mars' underwriting profitability.

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         "We look forward to completion of the Le Mars acquisition as the first step in the expansion of our operations to the mid-West," stated Donald H. Nikolaus, President and Chief Executive Officer of Donegal Group.

         Donegal Group Inc. is a regional property-casualty insurance holding company currently doing business in 14 Mid-Atlantic and Southern states through its insurance subsidiaries, Atlantic States Insurance Company and Southern Insurance Company of Virginia.

         All statements contained in this release that are not historic facts are based on current expectations. Such statements are forward-looking (as defined in the Private Securities Litigation Reform Act of 1995) in nature and involve a number of risks and uncertainties. Actual results could vary materially. Among the factors that could cause actual results to vary materially include: the ability of the Company to maintain profitable operations, the adequacy of the Company's reserves for losses and loss adjustment expenses, business and economic conditions in the Company's primary operating areas, competition from various insurance and non-insurance businesses, terrorism, legal and judicial developments, changes in regulatory requirements and other risks that are described from time to time in the periodic reports the Company files with the Securities and Exchange Commission. Undue reliance should not be placed on any such forward-looking statements.